Exhibit 3.105

ARTICLES OF INCORPORATION

OF

FRANKFORT HOSPITAL, INC.

KNOWN ALL MEN BY THESE PRESENTS:

That we, Alan D. Mazer, John B. Robbins, and Charles L. Kown, do hereby associate ourselves together for the purpose of forming a corporation under the laws of the Commonwealth of Kentucky and in conformity with these Articles.

ARTICLE I

The name of the corporation shall be Frankfort Hospital, Inc.

ARTICLE II

The corporation is organized for the following purposes:

(1) To purchase, lease, or otherwise acquire, to operate, and to sell, lease, or otherwise dispose of hospitals, convalescent homes, nursing homes, and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as principal or as agent, medical equipment or supplies; to construct, or lease, and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals or other medical facilities owned or operated by it; and

(2) Also, to engage in any lawful business whatsoever.

ARTICLE III

The duration of the corporation shall be perpetual.

ARTICLE IV

The registered office of the corporation in this state shall be located at C.T. Corporation System, Kentucky Home Life Building, Louisville, Kentucky 40202, and the registered agent for the corporation shall be C.T. Corporation System, Kentucky Home Life Building, Louisville, Kentucky 40202.

ARTICLE V

The capital stock of this corporation shall be divided into 1000 shares, each having a par value of $1.00 and each shall have full voting rights.

ARTICLE VI

The corporation shall begin business with a paid-in capital of $1,000.00.

ARTICLE VII

The names and addresses of the incorporators are as follows:

Alan D. Mazer	One Park Plaza, Nashville, Tennessee

John B. Robbins	One Park Plaza, Nashville, Tennessee

Charles L. Kown	One Park Plaza, Nashville, Tennessee

ARTICLE VIII

The stockholders of the corporation shall not have pre-emptive rights to acquire additional shares of the corporation.

ARTICLE IX

The corporation shall have three directors, initially. The number of directors may be increased or diminished from time to time, by by-laws adopted by the stockholders, but shall never be less than three. The stockholders shall have the power at any special or regular meeting to remove a director at any time without cause by a majority vote and may fill the vacancy thereby created in a like manner.

ARTICLE X

The names and addresses of the first Board of Directors are as follows:

John C. Neff	One Park Plaza, Nashville, Tennessee

Thomas F. Frist, Jr., M.D.	One Park Plaza, Nashville, Tennessee

Robert P. Brueck	One Park Plaza, Nashville, Tennessee

IN WITNESS WHEREOF, Witness the hands of the incorporators on this 27th day of August, 1973.

/s/ Alan D. Mazer
Alan D. Mazer

/s/ John B. Robbins
John B. Robbins

/s/ Charles L. Kown
Charles L. Kown

STATE OF TENNESSEE

COUNTY OF DAVIDSON

Personally appeared before, the undersigned authority, Alan D. Mazer, John B. Robbins, and Charles L. Kown, who, being to me well known and who acknowledged before me that they are parties to the above and foregoing Articles of Incorporation, and further acknowledged the said Articles to be their free act and deed as the signers thereof, and that the facts therein stated are true.

WITNESS my hand and official seal at Nashville, Davidson County, State of Tennessee on this 27th day of August, 1973.

/s/ Peggy Jean Parker
Notary Public, State of Tennessee

My Commission Expires: 10/29/75